Exhibit 2.2

HUNTON & WILLIAMS LLP
DAVIS POLK & WARDWELL LLP	Riverfront Plaza, East Tower
450 Lexington Avenue	951 East Byrd Street
New York, New York 10017	Richmond, Virginia 23219
Telephone: (212) 450-4000	Telephone: (804) 788-8200
Facsimile: (212) 607-7973	Facsimile: (804) 788-8218
Marshall S. Huebner (admitted pro hac vice)	Tyler P. Brown (VSB No. 28072)
Brian M. Resnick (admitted pro hac vice)	Henry P. (Toby) Long, III (VSB No. 75134)
Michelle M. McGreal (admitted pro hac vice)	Justin F. Paget (VSB No. 77949)

Counsel to the Debtors	Local Counsel to the Debtors
And Debtors in Possession	And Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
RICHMOND DIVISION

In re: JAMES RIVER COAL COMPANY, et al., Debtors,[1]	Chapter 11 Case No. 14-31848 (KRH) (Jointly Administered)

ORDER (i) APPROVING THE SALE OF
A SUBSTANTIAL PORTION OF THE DEBTORS' ASSETS
FREE AND CLEAR OF ALL NON-ASSUMED LIENS, CLAIMS,
ENCUMBRANCES AND INTERESTS, (ii) APPROVING THE ASSUMPTION
AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND
UNEXPIRED LEASES, AND (iII) GRANTING RELATED RELIEF

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[1]	The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are listed on Schedule 1 attached to the Motion.

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Upon the Debtors’ Motion for Entry of an Order (I) Approving the Strategic Transaction Bidding Procedures, (II) Scheduling Bid Deadlines and the Auction, (III) Approving the Form and Manner of Notice Thereof and (IV) Granting Related Relief, dated April 7, 2014 [Docket No. 27] (the “Motion”); and the Bankruptcy Court having entered the Order (I) Approving the Strategic Transaction Bidding Procedures, (II) Scheduling Bid Deadlines and the Auction, (III) Approving the Form and Manner of Notice Thereof and (IV) Granting Related Relief, dated May 9, 2014 [Docket No. 254] (the “Strategic Transaction Bidding Procedures Order”),2 (i) authorizing the Debtors to solicit and consider offers for the Auctioned Assets and conduct an Auction in accordance with certain strategic transaction bidding procedures (the “Strategic Transaction Bidding Procedures”); (ii) approving the form and manner of notice of the Auction and Sale Hearing (defined below); and (iii) approving the manner in which the notice of the assumption and assignment of the Assumed Contracts and Assumed Leases and proposed Cure Costs related thereto (if any) (the “Assumption and Assignment Notice”) would be provided and the procedures related to the assumption and assignment of the Assumed Contracts and Assumed Leases; and the Debtors having solicited Bids in accordance with the Strategic Transaction Bidding Procedures; and the Debtors having conducted an Auction in accordance with the Strategic Transaction Bidding Procedures; and the Debtors (in consultation with the DIP Agent and the UCC) having selected JR Acquisitions, LLC (“Buyer”) as the Successful Bidder for certain assets of James River Coal Company (“James River”) and the subsidiaries of James River set forth on Schedule A (as may be amended pursuant to the APA (as defined herein)) to the asset purchase agreement attached hereto as Exhibit A (the “APA”) among Buyer and such subsidiaries (the “JRCC Subsidiaries” and, together with James River, the “Sellers”) in accordance with the Strategic Transaction Bidding Procedures; and the Bankruptcy Court having conducted a hearing on August 26, 2014 to consider approval of (i) the APA, (ii) the sale and transfer (the “Sale”) of certain of the Sellers’ assets and liabilities free and clear of all liens, claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)), Encumbrances (as defined in the APA), mortgages, pledges, charges, security interests, obligations, liabilities, contractual commitments or interests of any kind or nature except as expressly provided in the APA and/or this Order, and the transactions (including, without limitation, the assumption and assignment of the Assumed Contracts and Assumed Leases), Transaction Documents, and other agreements contemplated thereby (collectively, the “Transactions”); and (iii) the assumption and assignment of certain executory contracts and unexpired leases in connection therewith (the “Sale Hearing”); and all parties in interest having been heard, or having had the opportunity to be heard, regarding the APA, the Sale and the Transactions; and upon the record of the hearing to consider approval of the Strategic Transaction Bidding Procedures (the “Strategic Transaction Bidding Procedures Hearing”), the Sale Hearing, the Declaration of Peter T. Socha in Support of the Debtors’ Chapter 11 Petitions and First-Day Pleadings [Docket No. 5], and these Chapter 11 Cases (as defined herein) and proceedings, and after due deliberation thereon, and good cause appearing therefor;

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[2]	Capitalized terms used, but not defined, herein have the meaning ascribed to them in the Strategic Transaction Bidding Procedures or the APA (as defined herein), as applicable. This Order shall be deemed to incorporate any findings of fact and conclusions of law made on the record at the Sale Hearing (as defined herein) pursuant to Bankruptcy Rule 7052.

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IT IS HEREBY FOUND AND DETERMINED THAT:3

A.              Bankruptcy Petitions. On April 7, 2014 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”).

B.              Jurisdiction and Venue. The Bankruptcy Court has jurisdiction over the Motion and the APA pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue of the Chapter 11 Cases and the Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

C.              Statutory Predicates. The statutory predicates for the relief requested in the Motion are sections 105, 362, 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006 and 9014, and Local Rule 6004-2.

D.              Notice. As evidenced by the certifications of service previously filed with the Bankruptcy Court, and based on the representations of counsel at the Strategic Transaction Bidding Procedures Hearing and the Sale Hearing, proper, timely, adequate and sufficient notice of the Motion, the Strategic Transaction Bidding Procedures Hearing, the Auction, the APA, the Transactions, this Order and the Sale Hearing, have been provided in accordance with sections 102(1), 363 and 365 of the Bankruptcy Code, Rules 2002, 6004, 6006, 9006 and 9007 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Local Rule 6004-2 of the Local Rules for the United States Bankruptcy Court for the Eastern District of Virginia (the “Local Bankruptcy Rules”), and in compliance with the Bidding Procedures Order. Such notice was good and sufficient and appropriate under the particular circumstances. No other or further notice of the Motion, including, without limitation, the APA, the Transactions, the Auction, the assumption and assignment of the Assumed Contracts and Assumed Leases (and proposed Cure Costs related thereto, if any), the Sale Hearing, or of the entry of this Order is necessary or shall be required. Notice of the Motion, the Auction, the Sale and the Sale Hearing was also posted electronically on the website maintained by Epiq Bankruptcy Solutions, LLC, the Debtors’ Claims, Noticing and Balloting Agent, at http://dm.epiq11.com/JamesRiverCoal.

E.               An Assumption and Assignment Notice has been provided to each of the non-Debtor counterparties to the Assumed Contracts and Assumed Leases identified on the schedule the Debtors filed with the Bankruptcy Court, dated August 16, 2014 [Docket No. 546] (including, without limitation, the Assumed Contracts on Schedule 2.01(e) to the APA, and the Assumed Leases, which consist of the Leases listed on Schedule 3.06(a)(i) to the APA, excluding those Leases listed on Schedule 2.02(k) to the APA), all in accordance with and as provided by the Strategic Transaction Bidding Procedures Order.

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[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

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F.               The service of the Assumption and Assignment Notice was sufficient under the circumstances and no further notice need be given in respect of assumption and assignment of the Assumed Contracts and Assumed Leases or the proposed Cure Cost related thereto, if any. Non-Debtor counterparties to the Assumed Contracts and Assumed Leases have had an adequate opportunity to object to the assignment and assumption of the Assumed Contracts and Assumed Leases and the associated Cure Costs.

G.              The Debtors continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

H.              No trustee or examiner has been appointed in the Chapter 11 Cases.

I.                 Opportunity to Object. A reasonable opportunity to object or be heard regarding the requested relief has been afforded to all interested persons and entities, including the following: (i) the Core Parties, (ii) the 2002 List Parties and (iii) all applicable federal, state, and local taxing and regulatory authorities.

J.                Title in the Purchased Assets. The Purchased Assets constitute property of the Debtors' estates and title thereto is vested in the Debtors' estates within the meaning of section 541(a) of the Bankruptcy Code. The Debtors are the sole and lawful owners of the Purchased Assets.

K.              Business Justification. The Debtors have demonstrated a sufficient basis and compelling circumstances requiring them to enter into the APA and the Transactions, assume and assign the Assumed Contracts and Assumed Leases, and sell the Purchased Assets. Such action is an appropriate exercise of the Debtors' business judgment and in the best interests of the Debtors, their estates and their creditors. Such business reasons include, but are not limited to, the facts that (i) there is substantial risk of deterioration of the value of the Purchased Assets if the Sale is not consummated quickly; (ii) the APA constitutes the highest or otherwise best offer for the Purchased Assets; and (iii) the APA, the Transactions, and the Closing will present the best opportunity to realize the value of the Debtors on a going concern basis and to avoid decline and devaluation of the Debtors' businesses. Entry of this Order and all provisions hereof is a necessary condition precedent to Buyer consummating the APA.

L.               Opportunity to Bid. The Debtors and their professionals marketed the Purchased Assets appropriately and conducted the marketing and sale process (including the Auction) as set forth in the Motion in good faith and without collusion and in accordance with the Strategic Transaction Bidding Procedures Order. The Auction process set forth in the Strategic Transaction Bidding Procedures Order and the Strategic Transaction Bidding Procedures was fair in substance and procedure and afforded a full and fair opportunity for any entity to make a higher or otherwise better offer to purchase the Purchased Assets. Based upon the record of these proceedings, all creditors and other parties in interest and all prospective purchasers have been afforded a reasonable and fair opportunity to bid for the Purchased Assets.

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M.             Highest or Otherwise Best Offer. The total consideration provided by Buyer for the Purchased Assets is the highest or otherwise best offer for the Purchased Assets received by the Debtors. On August 21, 2014, no higher or otherwise better offers for the Purchased Assets having been made, the Debtors (in consultation with the DIP Agent and the UCC) declared Buyer as the Successful Bidder for the Purchased Assets in accordance with the Strategic Transaction Bidding Procedures Order, which determination constitutes a valid and sound exercise of the Debtors’ business judgment. Buyer and, to the extent applicable, each Designated Buyer (as defined in the APA) have complied in all respects with the Strategic Transaction Bidding Procedures Order.

N.              Good Faith Purchaser. The APA and the Transactions have been negotiated by the Debtors and Buyer (and their respective affiliates and Representatives), in consultation with the DIP Agent and the UCC, in good faith, at arm's length, and without collusion or fraud. The terms and conditions of the APA and the Transactions, including the total consideration to be realized by the Debtors pursuant to the APA, are fair and reasonable, and the Transactions are in the best interest of the Debtors, their creditors, and their estates.

O.              Buyer and, to the extent applicable, each Designated Buyer are “good faith purchasers” entitled to the full benefits and protections of section 363(m) of the Bankruptcy Code and any other applicable bankruptcy or non-bankruptcy law with respect to the sale and assignment of the Purchased Assets that they are acquiring pursuant to the APA and the Transactions.

P.               The APA was not controlled by an agreement between potential or actual bidders within the meaning of section 363(n) of the Bankruptcy Code. The Debtors, Buyer, and each Designated Buyer have not engaged in any conduct that would cause or permit the APA or the Transactions to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code. Buyer and each Designated Buyer are entitled to all the protections and immunities of section 363(n) of the Bankruptcy Code. Buyer and each Designated Buyer are not, and were not immediately prior to the Closing Date, an “affiliate” or “insider” of the Debtors as defined in section 101 of the Bankruptcy Code, and no common identity of incorporation, director, or stockholder existed between Buyer and any Designated Buyer, on the one hand, and the Debtors, on the other hand, immediately prior to the Closing Date.

Q.              An injunction against creditors and third parties pursuing Encumbrances is necessary to induce the Purchaser to close the Sale; the issuance of such an injunction is therefore necessary to avoid irreparable injury to the Debtors’ estates, and will benefit all creditors.

R.              Buyer and each Designated Buyer will be acting in good faith in consummating the Transactions at any time on or after entry of this Order, and cause has been shown as to why this Order should not be subject to the stay provided by Bankruptcy Rules 6004(h) and 6006(d).

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S.               Corporate Power and Authority. Subject to entry of this Order, the Debtors have full corporate power and authority to execute and deliver the APA and the Transactions and to perform all of their respective obligations thereunder, and the sale of the Purchased Assets and assignment of the Assumed Contracts and Assumed Leases have been duly and validly authorized by all corporate authority necessary to consummate the Transactions. No consents or approvals, other than as expressly provided for in the APA and the entry of this Order, are required by the Debtors to consummate the Transactions.

T.               Transfer and Sale of Assumed Liabilities. The transfer and sale of the Assumed Liabilities pursuant to the terms of this Order is integral to the APA and is in the best interests of the Debtors, their estates and their creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Accordingly, such transfer and sale to Buyer and/or any Designated Buyer, as applicable, is reasonable, enhances the value of the Debtors' estates, and does not constitute unfair discrimination. As among the Debtors, Buyer, and each Designated Buyer, nothing in this Order shall enlarge or restrict any obligations of the Debtors, Buyer, or any Designated Buyer under the APA with respect to the Assumed Liabilities.

U.              Assumption and Assignment in Best Interests. The assumption of the Assumed Contracts and Assumed Leases by the Debtors and the assignment thereof to Buyer and/or any Designated Buyer, as applicable, pursuant to the terms of this Order is integral to the APA and is in the best interests of the Debtors, their estates and their creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Accordingly, such assumption and assignment is reasonable, enhances the value of the Debtors' estates and does not constitute unfair discrimination. No provision of any Assumed Contract or Assumed Lease that purports to prohibit, restrict, or condition the assignment of any such Assumed Contract or Assumed Lease in connection with the Transactions shall have any force or effect. Pursuant to section 365(f) of the Bankruptcy Code, the Assumed Contracts and Assumed Leases shall be assigned and transferred to, and remain in full force and effect for the benefit of, Buyer and/or any Designated Buyer, as applicable, notwithstanding any provision of the Assumed Contracts and Assumed Leases or other restriction prohibiting their assignment or transfer.

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V.              Kentucky River. Kentucky River Property LLC’s (“Kentucky River”) agreement to its aggregate Cure Cost (which amount is a settlement solely in connection with the Sale to Buyer or the relevant Designated Buyers, as applicable, pursuant to this Order and for no other purpose whatsoever) of Kentucky River’s and any and all of its affiliates’ claims (as defined in section 101(5) of the Bankruptcy Code) under each of the Kentucky River Leases, the Kentucky River Omnibus Agreement and any other lease or agreement between any of the Debtors, on the one hand, and Kentucky River or any of its affiliates, on the other hand (including as amended prior to, or concurrently with the occurrence of, the Closing Date), in each case, except with respect to (i) the Excluded KRP Amounts (as defined herein) and (ii) the Debtors’ obligations arising under those Kentucky River Leases identified as the “Bledsoe Coal Leasing Company Leases and Agreements” on Exhibit A to the Kentucky River Omnibus Agreement or any amended Kentucky River Omnibus Agreement with respect thereto, in the case of this clause (ii) arising on or after August 1, 2014, is reasonable, was a material inducement for, and was an express condition of, Buyer’s willingness to enter into the APA, and is in the best interests of the Debtors, their estates and creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. Kentucky River’s agreement to release its liens under each of the Kentucky River Leases, the Kentucky River Omnibus Agreement and any other lease or agreement between any of the Debtors, on the one hand, and Kentucky River or any of its affiliates, on the other hand (including as amended prior to, or concurrently with the occurrence of, the Closing Date), in each case, solely and limited to the extent any such lease or agreement is assumed by the Debtors and assigned to Buyer or a Designated Buyer, as applicable, in connection with the Sale is reasonable, was a material inducement for, and was an express condition of, Buyer’s willingness to enter into the APA, and is in the best interests of the Debtors, their estates and creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

W.            Transaction Debt Financing. The Transaction Debt Financing provided by the Financing Sources is reasonable, was a material inducement for, and an express condition of, Buyer’s willingness to enter into the APA, and is in the best interests of the Debtors, their estates and creditors, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

X.              Cure/Adequate Assurance. The Debtors have met all of the requirements of section 365(b) of the Bankruptcy Code for each of the Assumed Contracts and Assumed Leases. The Debtors have provided adequate assurance of cure of any default existing prior to the Closing Date under any of the Assumed Contracts and Assumed Leases, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and provided adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from such default under any of the Assumed Contracts and Assumed Leases within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. Buyer or the relevant Designated Buyers, as applicable, have provided adequate assurance of their future performance of and under the Assumed Contracts and Assumed Leases, within the meaning of section 365(b)(1)(C) and 365(b)(3) (to the extent applicable) of the Bankruptcy Code. The non-Debtor parties to the Assumed Contracts and Assumed Leases were given notice and the opportunity to object to the Assumption and Assignment Notice and are deemed to have consented pursuant to 11 U.S.C. § 363(f)(2). Except as expressly set forth in the APA, the transfer of the Assumed Contracts and Assumed Leases will not subject Buyer or the relevant Designated Buyers, as applicable, to any liability whatsoever prior to the Closing Date, or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, on any theory of law or equity.

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Y.              Free and Clear. The sale and assignment of the Purchased Assets to Buyer or the relevant Designated Buyers, as applicable, will be, as of the Closing, legal, valid and effective transfers of such assets, and each such transfers and assignments shall, at Closing, vest Buyer or the relevant Designated Buyers, as applicable, with all right, title, and interest of the Debtors to the applicable Purchased Assets free and clear of all Liens and Excluded Liabilities (each as defined herein), with any such Liens or Excluded Liabilities to attach to the consideration to be received by the Debtors in the same priority and subject to the same defenses and avoidability, if any, as of the Closing. Buyer would not enter into the APA to acquire the Purchased Assets if the sale of the Purchased Assets were not free and clear of all Liens and Excluded Liabilities, or if Buyer or any Designated Buyer would, or in the future could, be liable for any such Liens or Excluded Liabilities. A sale of the Purchased Assets other than one free and clear of all Liens and Excluded Liabilities would adversely impact the Debtors’ estates, and would yield substantially less value for the Debtors’ estates, with less certainty than the Sale. Therefore, the Sale contemplated by the APA is in the best interests of the Debtors, their estates and creditors, and all other parties in interest. For the avoidance of doubt, any liens granted by Buyer or any Designated Buyer, as applicable, under any lease or other agreement between Kentucky River or any of its affiliates, on the one hand, and Buyer or any Designated Buyer, on the other hand, shall not be affected by this Order.

Z.               Satisfaction of 363(f) Standards. The Debtors may sell and assign the Purchased Assets free and clear of all Liens, because, with respect to each creditor asserting a Lien, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code have been satisfied. Those holders of Liens who did not object or who withdrew their objections to the Transactions or any Assumption and Assignment Notice are deemed to have consented to the Motion, the Transactions and the sale and assignment of the Purchased Assets to Buyer or the relevant Designated Buyers, as applicable, pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Liens who did object fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are adequately protected by having their Liens, if any, attach to the proceeds of the Transactions ultimately attributable to the Purchased Assets in which such holders allege a Lien, in the same order of priority, with the same validity, force and effect that such holder had prior to the Transactions, and subject to any claims and defenses the Debtors and their estates may possess with respect thereto.

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AA.         No Successor Liability. Except as otherwise expressly set forth in this Order and/or provided in the APA, each of Buyer and Designated Buyers and their respective affiliates, predecessors, successors, assigns, members, partners, principals, directors, officers, and shareholders (or equivalent) shall have no obligations with respect to any liabilities of the Debtors other than Assumed Liabilities.

BB.          The Transactions contemplated under the APA do not amount to a consolidation, merger, or de facto merger of Buyer or any Designated Buyer with the Debtors and/or the Debtors’ estates, there is not substantial continuity between Buyer or any Designated Buyer and any of the Debtors, there is no common identity between the Debtors and Buyer or any Designated Buyer, there is no continuity of enterprise between the Debtors and Buyer or any Designated Buyer, Buyer and each Designated Buyer are not mere continuations of the Debtors or their estates, and Buyer and each Designated Buyer do not constitute successors to the Debtors or their estates. Other than as expressly set forth in this Order and/or provided in the APA and the Assumed Liabilities, Buyer and Designated Buyers and their respective affiliates, predecessors, successors, assigns, members, partners, directors, officers, principals and shareholders (or equivalent) shall have no obligations with respect to any Liabilities of the Debtors including, without limitation, all “claims” (as defined in section 101(5) of the Bankruptcy Code), liens, liabilities (including, without limitation, Excluded Liabilities (as defined in the APA)), interests, rights and encumbrances, mortgages, restrictions, hypothecations, indentures, loan agreements, instruments, leases, licenses, options, deeds of trust, security interests, equity interests, conditional sale rights or other title retention agreements, pledges, judgments, demands, rights of first refusal, consent rights, rights of offset, contract rights, recoupment rights, rights of recovery, reimbursement rights, contribution claims, indemnity rights, exoneration rights, product liability claims, claims arising under the Black Lung Benefits Act, alter-ego claims, environmental rights and claims, labor rights and claims, employment rights and claims, pension rights and claims, tax claims, regulatory violations, decrees of any court or foreign or domestic governmental or quasi-governmental entity, charges or any kind or nature, debts arising in any way in connection with any agreements, acts or failures to act, reclamation rights and claims, obligation claims, demands, guaranties, option rights or claims, and all other matters of any kind and nature, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the Petition Date and whether imposed by agreement, understanding, law, rule, equity or otherwise arising on or prior to the Closing Date (collectively, the “Excluded Liabilities”), and upon consummation of the Transactions, Buyer and Designated Buyers and their respective affiliates, predecessors, successors, assigns, members, partners, directors, officers, principals and shareholders (or equivalent) will be released and discharged from any and all of the Debtors’ claims, causes of action, obligations, liabilities, demands, losses, costs and expenses of any kind, character or nature whatsoever, known or unknown, assented or unassented, fixed or contingent, relating to the Transactions, and the sale of the Purchased Assets and assignment of the Assumed Contracts and Assumed Leases except as expressly set forth in this Order and/or provided in the APA. The Bankruptcy Court finds that Buyer and Designated Buyers, as applicable, would not have acquired the Purchased Assets but for the foregoing protections against potential claims, including those based upon “successor liability” theories.

CC.          No Fraudulent Transfer. The Transactions are not for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia. The Debtors, Buyer, and each Designated Buyer are not and will not be entering into the Transactions fraudulently.

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DD.         Fair Consideration. The consideration constitutes reasonably equivalent value and fair consideration (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, section 548 of the Bankruptcy Code or any similar state or federal law), and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia. The APA represents a fair and reasonable offer to purchase the Purchased Assets and assume or acquire liabilities under the circumstances of the Debtors' cases. Approval of the APA and the consummation of the Transactions are in the best interests of the Debtors, their estates, their creditors, and all other parties in interest.

EE.           Compliance with Bankruptcy Code. The consummation of the Transactions is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including without limitation sections 105(a), 363(b), 363(f), 363(m), 365(b) and 365(f) of the Bankruptcy Code and all of the applicable requirements of such sections have been or will be complied with in respect of the Transactions as of the Closing Date.

FF.           Transactions Not a Sub Rosa Plan. The sale and assignment of the Purchased Assets and Assumed Liabilities outside of a plan of reorganization pursuant to the APA neither impermissibly restructures the rights of the Debtors' creditors nor impermissibly dictates the terms of a liquidating plan of reorganization for the Debtors. The Transactions do not constitute a sub rosa chapter 11 plan.

GG.         Time is of the Essence. Time is of the essence in consummating the Transactions. In order to maximize the value of the Debtors' assets, it is essential that the sale and assignment of the Purchased Assets and the Assumed Contracts and Assumed Leases occur within the time constraints set forth in the APA. Specifically, the Transactions must be approved and consummated promptly in order to preserve the viability of the business subject to the Sale as a going concern, to maximize the value to the Debtors, their estates, their creditors, and all other parties in interest. Accordingly, there is cause to lift the stays contemplated by Bankruptcy Rules 6004 and 6006.

HH.         The Transactions contemplated by the APA are in the best interests of the Debtors and their estates, creditors, interest holders and all other parties in interest herein; and it is therefore,

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ORDERED, ADJUDGED AND DECREED THAT:

1.               Relief Granted. The relief requested in the Motion is hereby granted in its entirety.

2.               Objections Overruled. All objections and responses to the Motion, this Order or the relief granted herein (including all reservation of rights included therein) that have not been overruled, withdrawn, waived, settled, or otherwise resolved, are hereby overruled and denied on the merits with prejudice.

3.               Notice. Notice of the Motion, the Transactions and the assumption and assignment of the Assumed Contracts and Assumed Leases (including proposed Cure Costs related thereto), the Auction, the Sale Hearing and the Sale was fair and equitable under the circumstances and complied in all respects with the Strategic Transaction Bidding Procedures (as modified herein), sections 102(1), 363 and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9006, and 9007 and Local Rule 6004-2.

4.               Prior Findings of Fact and Conclusions of Law. The Bankruptcy Court's findings of fact and conclusions of law in the Strategic Transaction Bidding Procedures Order, including the record of the Strategic Transaction Bidding Procedures Hearing, are incorporated herein by reference.

5.               Approval. The APA (and all ancillary documents related thereto) and the Transactions are hereby approved and authorized in all respects and shall be deemed in full force and effect, and the Debtors are hereby authorized and empowered and directed to enter into, and to perform their obligations under, the APA and to execute and perform such agreements or documents, and take such other actions as are necessary or desirable to effectuate the terms of the APA.

6.               Good Faith Buyer. Buyer and each Designated Buyer, as applicable, are good faith purchasers of the Purchased Assets and are hereby granted and are entitled to all of the protections provided to a good faith purchaser under section 363(m) of the Bankruptcy Code. Pursuant to section 363(m) of the Bankruptcy Code, if any or all of the provisions of this Order are hereafter reversed, modified, or vacated by a subsequent order of the Bankruptcy Court or any other court, such reversal, modification, or vacatur shall not affect the validity and enforceability of any sale, transfer, or assignment under the APA or obligation or right granted pursuant to the terms of this Order (unless stayed pending appeal prior to the Closing Date), and notwithstanding any reversal, modification, or vacatur, any sale, transfer, or assignment shall be governed in all respects by the original provisions of this Order and the APA, as the case may be.

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7.               Section 363(n) of the Bankruptcy Code. The Sale and the other Transactions approved by this Order are not subject to avoidance or any recovery or damages pursuant to section 363(n) or any other section of the Bankruptcy Code.

8.               Authorization of Performance by the Debtors. The Debtors are authorized to fully perform under, consummate, and implement the terms of the APA together with any and all additional instruments and documents that may be reasonably necessary or desirable to implement and effectuate the terms of the APA, this Order, and the Transactions, including, without limitation, deeds, assignments, stock powers, transfers of membership interests and other instruments of transfer, and to take all further actions as may reasonably be requested by Buyer or the relevant Designated Buyers, as applicable, for the purpose of assigning, transferring, granting, conveying, and conferring to Buyer or the relevant Designated Buyers, as applicable, or reducing to possession any or all of the Purchased Assets, as may be necessary or appropriate to the performance of the Debtors' obligations as contemplated by the APA, without any further corporate action or orders of the Bankruptcy Court.

9.               The Debtors are authorized and empowered to cause to be filed with the secretary of state of any state or other applicable officials of any applicable governmental units, any and all certificates, agreements, or amendments necessary or appropriate to effectuate the Transactions contemplated by the APA, any related agreements and this Order, including amended and restated certificates or articles of incorporation, by-laws, or certificates or articles of amendment, and all such other actions, filings, or recordings as may be required under appropriate provisions of the applicable laws of all applicable governmental units or as any of the officers of the Debtors may determine are necessary or appropriate. The execution of any such document or the taking of any such action shall be, and hereby is, deemed conclusive evidence of the authority of such person to so act.

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10.            The Debtors, Buyer and each Designated Buyer shall have no obligation to proceed with the Closing until all conditions precedent to their obligations to proceed have been met, satisfied or waived in accordance with the terms of the APA.

11.            Valid Transfer. Effective as of the Closing (a) the sale and assignment of the Purchased Assets and the Assumed Contracts and Assumed Leases by the Debtors to Buyer or the relevant Designated Buyers, as applicable, shall constitute a legal, valid and effective transfer of the Purchased Assets and the Assumed Contracts and Assumed Leases notwithstanding any requirement for approval or consent by any person, and vests Buyer or the relevant Designated Buyers, as applicable, with all right, title, and interest of the Debtors in and to the Purchased Assets, free and clear of all Liens, pursuant to section 363(f) of the Bankruptcy Code, and (b) the assumption of the Assumed Contracts and Assumed Leases and any Assumed Liabilities by Buyer or the relevant Designated Buyers, as applicable, constitutes a legal, valid, and effective delegation of any and all obligations, liabilities, and claims in respect thereof to Buyer or the relevant Designated Buyers, as applicable, and, other than to the extent expressly provided in this Order and/or the APA, divests the Debtors and their Representatives of all liability with respect to the Assumed Contracts and Assumed Leases and such Assumed Liabilities.

12.            Free and Clear. Except to the extent specifically provided in the APA, upon the Closing, the Debtors shall be, and hereby are, authorized, empowered, and directed, pursuant to sections 105, 363(b) and 363(f) of the Bankruptcy Code, to sell the Purchased Assets to Buyer or the relevant Designated Buyers, as applicable, and assign the Assumed Contracts and Assumed Leases to Buyer or the relevant Designated Buyers, as applicable. Except to the extent specifically provided in the APA, the sale and assignment of the Purchased Assets and the assignment of the Assumed Contracts and Assumed Leases to Buyer or the relevant Designated Buyers, as applicable, pursuant to the APA vests Buyer or the relevant Designated Buyers, as applicable, with all right, title and interest of the Debtors to such Purchased Assets free and clear of any and all Liens, Excluded Liabilities, and other liabilities of any kind or nature whatsoever, whether contingent, unliquidated, unmatured, imposed by agreement, understanding, law, equity, or otherwise, with all such Liens to attach only to the proceeds of the sale and assignment of such Purchased Assets with the same priority, validity, force, and effect as they now have in or against such Purchased Assets. The Motion shall be deemed to provide sufficient notice as to the sale and assignment of the Purchased Assets free and clear of all Liens and Excluded Liabilities in accordance with Local Rule 6004-2. Following the Closing, no holder of any Lien on the Purchased Assets may interfere with Buyer’s or any Designated Buyer’s use and enjoyment of the Purchased Assets based on or related to such Lien, or any actions that the Debtors may take or fail to take in their Chapter 11 Cases and no interested party may take any action to prevent, interfere with or otherwise enjoin consummation of the Sale or the other Transactions.

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13.            The term “Liens” shall include, among other things, any claim, interest, lien or encumbrance described in the definition of “Excluded Liabilities” and “Encumbrance” and, without limitation: all liens, claims (as defined in section 101(5) of the Bankruptcy Code), encumbrances, obligations, liabilities, contractual commitments or interests of any kind or nature whatsoever, whether contingent, unliquidated, unmatured, or otherwise, in respect of the Debtors or any property of the Debtors, including, without limitation, the following: (1) any employment or labor agreements; (2) all mortgages, deeds of trust and security interests; (3) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitations, any pension plan of any Debtor; (4) any other employee, workers' compensation, occupational disease or unemployment or temporary disability related claim, including, without limitations, claims that might otherwise arise under or pursuant to (a) the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, 88 Stat. 829 (1974), as amended (b) the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., as amended, (c) Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e §§ et seq., as amended, (d) the Federal Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., as amended, (e) the National Labor Relations Act, 29 U.S.C. §§ 151 et seq., as amended, (f) the Worker Adjustment and Retraining Act of 1988, 28 U.S.C. §§ 2101 et seq., (g) the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, (h) the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 §§ et seq., as amended, (i) the Black Lung Benefits Act and the Kentucky Worker’s Compensation Act, §§ 342 et seq, (j) the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§ 1161 et seq., (k) the Longshoremen’s and Harbor Workers’ Compensation Act, 33 U.S.C. §§ 901 et seq., as amended, (l) the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701 et seq., (m) state discrimination laws, (n) state unemployment compensation laws or any other similar state laws, or (o) any other state or federal benefits or claims relating to any employment with any of the Debtors or any of their respective predecessors; (5) any bulk sales or similar law; (6) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; (7) any theories of successor liability, including any theories on product liability grounds; and (8) any environmental or other liens, claims (as defined in section 101(5) of the Bankruptcy Code), encumbrances, obligations, liabilities, contractual commitments or interests of any kind or nature arising from existing conditions on or prior to the Closing Date (including, without limitation, the presence of hazardous, toxic, polluting or contaminating substances or waste) that may be asserted on any basis, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or other state statute, but, for the avoidance of doubt, Liens shall not include any Assumed Liabilities or Excluded KRP Amounts.

14.            Effective on the Closing Date, all persons and entities, to the extent allowed by law, are forever prohibited, estopped and permanently enjoined from commencing or continuing in any manner any action or other proceeding, whether in law or equity, in any judicial, administrative, arbitral or other proceeding against Buyer, any Designated Buyer, their respective successors and assigns, or the Purchased Assets, based upon or with respect to any interest, claim, lien, encumbrance, or liability of which the sale of the Purchased Assets is free and clear under the terms of this Order. Without limiting the generality of paragraphs 12-14, and except as expressly set forth in the APA, Buyer and Designated Buyers shall not assume or be obligated to pay, perform or otherwise discharge any:

a.                Workers’ compensation debts, obligations, and liabilities of the Debtors arising pursuant to state law or otherwise, including, but without limitation, workers’ compensation claims or suits of any type, whether known or unknown, whenever incurred or filed, which have occurred or which arise from work-related injuries, diseases, death, exposures, intentional torts, acts of discrimination or other incidents, acts of injuries on or prior to the Closing Date, including, without limitation, any workers’ compensation claims filed to or to be filed, or reopenings of those claims, by or on behalf of any of the Debtors’ current or former employees, persons laid-off, inactive or retired status, or their respective dependents, heirs or assigns, as well as any and all premiums, assessments or other obligations of any nature whatsoever of the Debtors relating in any way to workers’ compensation liability;

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b.               Debts, obligations, and liabilities of the Debtors arising pursuant to the Debtors’ ownership or operation of the Purchased Assets on or prior to the Closing Date, including, without limitation, under any theory of successor liability;

c.                Liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901 et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, (1981), in each case, as amended, if applicable, and occupational pneumoconiosis, silicosis, or other lung disease liabilities and benefits arising under federal or state Law; and

d.               Liability or benefit obligations under the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701 et seq., and all amendments and revisions thereof.

15.            The provisions of this Order authorizing the sale and assignment of the Purchased Assets free and clear of Liens and the Excluded Liabilities, shall be self-executing, and the Debtors, Buyer, and each Designated Buyer shall not be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Order.

16.            Direction to Creditors. On the Closing Date (as defined in the APA), each of the Debtors' creditors is authorized and directed to execute such documents and take all other actions as may be reasonably necessary to release its Liens in the Purchased Assets, if any, as such Liens may otherwise exist. If any person or entity that has filed financing statements, mortgages, mechanics liens, lis pendens or other documents, instruments, notices or agreements evidencing any Lien against or in the Purchased Assets shall not have delivered to the Debtors before the Closing, in proper form for filing and executed by the appropriate parties, termination statements, releases or instruments of satisfaction that the person or entity has with respect to the Purchased Assets, then with regard to the Purchased Assets, (a) except as to any liens granted by Buyer or any Designated Buyer, as applicable, under any lease or other agreement between Kentucky River or any of its affiliates, on the one hand, and Buyer or any Designated Buyer, on the other hand, the Debtors, Buyer, and/or the relevant Designated Buyers, as applicable, are authorized to execute and file such termination statements, releases, instruments of satisfaction or other documents on behalf of the person or entity with respect to the Purchased Assets and (b) the Debtors, Buyer, and/or the relevant Designated Buyers, as applicable, are authorized to file, register or otherwise record a certified copy of this Order which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Liens against the Purchased Assets. This Order is deemed to be in recordable form sufficient to be placed in the filing or recording system of each and every federal, state, local, tribal, or foreign government agency, department, or office.

17.            Direction to Government Agencies. Each and every filing agent, filing officer, title agent, recording agency, governmental department, secretary of state, federal, state, and local official, and any other persons and entity who may be required by operation of law, the duties of their office or contract, to accept, file, register, or otherwise record or release any documents or instruments or who may be required to report or insure any title in or to the Purchased Assets, is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Transactions contemplated by the APA or this Order. All such entities described above in this paragraph are authorized and specifically directed to strike all recorded Liens against the Purchased Assets from their records, official and otherwise.

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18.            Direction to Surrender Possession or Control. All persons or entities, presently or on or after the Closing Date, in possession or control of some or all of the Purchased Assets are directed to surrender possession or control of the Purchased Assets to Buyer or the relevant Designated Buyers, as applicable, on the Closing Date or at such time thereafter as Buyer or the relevant Designated Buyers, as applicable, may request.

19.            Licenses and Permits. To the extent provided in the APA and available under applicable law, Buyer or the relevant Designated Buyers, as applicable, shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and any other governmental authorization or approval of the Debtors with respect to the Purchased Assets and the Assumed Contracts and Assumed Leases, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are, directed to be transferred to Buyer or the relevant Designated Buyers, as applicable, as of the Closing Date. To the extent any license or permit necessary for the operation of the business is determined not to be an executory contract assumable and assignable under section 365 of the Bankruptcy Code, Buyer shall, or shall cause the relevant Designated Buyers to, apply for and obtain any necessary license or permit promptly after the Closing Date. Pursuant to section 7.03(b) of the APA, such licenses or permits of the Debtors shall remain in place for the benefit of Buyer or the relevant Designated Buyers, as applicable, until new licenses and permits are obtained, and Buyer or the relevant Designated Buyer, as applicable, shall comply with the terms of such licenses and permits and shall comply with section 7.03 to the extent provided therein.

20.            To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Purchased Assets sold, transferred, or conveyed to Buyer or the relevant Designated Buyers, as applicable, on account of the filing or pendency of these Chapter 11 Cases or the consummation of the Transactions.

21.            Transfer of Title and Interests. All of the Debtors’ interests in the Purchased Assets to be acquired by Buyer or the relevant Designated Buyers, as applicable, under the APA shall be, as of the Closing Date and upon the occurrence of the Closing, transferred to and vested in Buyer or the relevant Designated Buyers, as applicable, pursuant to the terms of the APA. Upon the occurrence of the Closing, this Order shall be considered and constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of the Purchased Assets (including the Assumed Contracts and Assumed Leases) to Buyer or the relevant Designated Buyers, as applicable, pursuant to the APA and/or a bill of sale or assignment transferring indefeasible title and interest in the Purchased Assets, including the Assumed Contracts and Assumed Leases and all other rights and interests associated with or appurtenant to the Purchased Assets, including, without limitation, warranty rights, and other non-executory contract rights, to Buyer or the relevant Designated Buyers, as applicable, all as set forth in the APA.

22.            Fair Consideration. The consideration provided by Buyer or the relevant Designated Buyers, as applicable, to the Debtors pursuant to the APA for the purchase of the Purchased Assets and assignment of the Assumed Contracts and Assumed Leases constitutes reasonably equivalent value and fair consideration under, and the Transactions shall not constitute a fraudulent transfer or fraudulent conveyance under, the Bankruptcy Code, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act and under the laws of the United States, any state, territory, possession or the District of Columbia.

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23.            No Successor Liability. Buyer, Designated Buyers, and their respective affiliates, predecessors, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent) are not and shall not be (a) deemed a “successor” in any respect to the Debtors or their estates as a result of the consummation of the Transactions contemplated by the APA or any other event occurring in the Chapter 11 Cases under any theory of law or equity, including, without limitation, pursuant to the Black Lung Benefits Act, (b) deemed to have, de facto or otherwise, merged, or consolidated with or into the Debtors or their estates, (c) deemed to have a common identity with the Debtors, (d) deemed to have a continuity of enterprise with the Debtors, or (e) deemed to be a continuation or substantial continuation of the Debtors or any enterprise of the Debtors. Buyer and Designated Buyers shall not assume, nor be deemed to assume, or in any way be responsible for any liability or obligation of any of the Debtors and/or their estates including, but not limited to, any Excluded Liabilities, any bulk sales law, successor liability, liability or responsibility for any claim against the Debtors or against an insider of the Debtors, or similar liability except as otherwise expressly provided in the APA, and the Motion contains sufficient notice of such limitation in accordance with Local Rule 6004-2. Except for the Assumed Liabilities or as otherwise expressly provided in this Order and/or the APA, the transfer of the Purchased Assets and the Assumed Contracts and Assumed Leases to Buyer or the relevant Designated Buyers, as applicable, under the APA shall not result in Buyer, Designated Buyers, or their respective affiliates, predecessors, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent), or the Purchased Assets, (i) having any liability or responsibility for any claim against the Debtors or against an insider of the Debtors (including, without limitation, Excluded Liabilities), (ii) having any liability whatsoever with respect to or be required to satisfy in any manner, whether at law or in equity, whether by payment, setoff or otherwise, directly or indirectly, any Liens or Excluded Liability, or (iii) having any liability or responsibility to the Debtors except as is expressly set forth in the APA.

24.            Without limiting the effect or scope of the foregoing, as of the Closing Date, each of Buyer and Designated Buyers, and their respective affiliates, predecessors, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent) shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, any theory of antitrust, environmental, successor, or transferee liability, labor law, de facto merger or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, liquidated or unliquidated with respect to the Debtors or any obligations of the Debtors arising on or prior to the Closing Date, including, but not limited to, liabilities on account of any taxes due in connection with, or in any way relating to, the Purchased Assets or the Assumed Contracts and Assumed Leases on or prior to the Closing Date. The consideration given by Buyer or the relevant Designated Buyers, as applicable, shall constitute valid and valuable consideration for the release of any potential claims of successor liability against Buyer or the relevant Designated Buyers, as applicable, which releases shall be deemed to have been given in favor of Buyer or the relevant Designated Buyers, as applicable, by all holders of Liens against the Debtors or the Purchased Assets.

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25.            Injunction. Except to the extent expressly included in the Assumed Liabilities, all persons and entities, including, but not limited to, the Debtors, employees, former employees, all debt security holders, equity holders, administrative agencies, governmental units (as defined in section 101(27) of the Bankruptcy Code), tax and regulatory authorities, secretaries of state, federal, state, and local officials, lenders, contract parties, bidders, lessors, warehousemen, customs brokers, freight forwarders, carriers, and other parties in possession of any of the Purchased Assets at any time, trade creditors and all other creditors, holding any Excluded Liabilities or Liens of any kind or nature whatsoever against or in the Debtors or in the Debtors' interests in the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown, liquidated or unliquidated, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Purchased Assets, the Assumed Contracts and Assumed Leases, the operation of the Debtors’ business on or prior to the Closing Date, the Transactions, or the transfer of the Purchased Assets or the Assumed Contracts and Assumed Leases to Buyer or the relevant Designated Buyers, as applicable, shall be and hereby are forever barred, estopped and permanently enjoined from asserting, prosecuting, commencing, continuing, or otherwise pursuing in any manner any action, claim or other proceeding of any kind, directly or indirectly, against Buyer, any Designated Buyer, or any of their affiliates, predecessors, successors, or assigns or any of their (including their affiliates, predecessors, successors, or assigns) respective current and former members, officers, directors, managed funds, investment advisors, attorneys, employees, partners, principals, affiliates, shareholders (or equivalent), financial advisors and representatives (each of the foregoing in its individual capacity), their property or the Purchased Assets. Actions that are barred hereby include, without limitation: (i) the commencement or continuation of any action or other proceeding, (ii) the enforcement, attachment, collection, or recovery of any judgment, award, decree or order, (iii) the creation, perfection, or enforcement of any lien, claim, interest, or encumbrance, (iv) the assertion of any right of setoff, subrogation or recoupment of any kind, (v) the commencement or continuation of any action that does not comply with, or is inconsistent with, the provisions of this Order, any actions contemplated or taken in respect hereof, or the APA, and (vi) the revocation, termination or failure or refusal to renew any license, permit, registration, or governmental authorization or approval to operate any of the Purchased Assets or conduct the businesses associated with such Purchased Assets. Following the Closing Date, no holder of a Lien on, in or against the Purchased Assets shall interfere with Buyer’s or the relevant Designated Buyers’, as applicable, title to or use and enjoyment of the Purchased Assets based on or related to such Lien, or any actions that the Debtors may take in the Debtors’ cases; provided, however, that the foregoing shall not apply with respect to any lien granted by Buyer or any relevant Designated Buyer, as applicable, in connection with the Transactions, the Transaction Documents and/or the Transaction Debt Financing.

26.            Buyer or the relevant Designated Buyers, as applicable, have not assumed and are not otherwise obligated for any of the Debtors' liabilities other than the Assumed Liabilities undertaken by Buyer or the relevant Designated Buyers, as applicable, pursuant to the APA. Buyer and Designated Buyers have not acquired any of the Excluded Assets (as defined in the APA). Consequently, all persons, Governmental Units (as defined in section 101(27) of the Bankruptcy Code) and all holders of Liens, based upon or arising out of liabilities retained by the Debtors are hereby forever prohibited, estopped and permanently enjoined from taking any action against Buyer, Designated Buyers, or the Purchased Assets, including asserting any setoff, right of subrogation or recoupment of any kind, to recover any Liens or on account of any liabilities of the Debtors other than against Buyer or the relevant Designated Buyers, as applicable, with respect to Assumed Liabilities expressly undertaken by Buyer or the relevant Designated Buyers, as applicable, in the APA. All persons holding or asserting any Lien on the Excluded Assets are hereby forever prohibited, estopped and permanently enjoined from asserting or prosecuting such Liens or cause of action against Buyer, Designated Buyers, or the Purchased Assets for any liability associated with the Excluded Assets.

27.            No Bulk Sales; No Brokers. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the Sale or the other Transactions. No brokers were involved in consummating the Sale or the other Transactions, and no brokers’ commissions are due to any person or entity in connection with the Sale or the other Transactions. Buyer and Designated Buyers are not and will not become obligated to pay any fee or commission or like payment to any broker, finder, or financial advisor as a result of the consummation of the Sale or the other Transactions based upon any arrangement made by or on behalf of the Debtors.

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28.            Fees and Expenses; Indemnity. Any amounts payable or otherwise reimbursable by the Debtors under the APA or any of the documents delivered by the Debtors in connection with the APA, including without limitation, any allowed claims for breach thereof, the Break-Up Fee and Expense Reimbursement Amount (each as defined in the APA), amounts relating to the indemnity provided by the Debtors under the APA, if any, and the purchase price adjustment amount, if any, shall be paid in the manner provided in the APA without further order of the Bankruptcy Court, shall be an allowed administrative claim in an amount equal to such payments in accordance with sections 503(b) and 507(a)(2) of the Bankruptcy Code, and shall not be discharged, modified, or otherwise affected by any reorganization plan for the Debtors, except by written agreement with Buyer or its successors or assigns (such agreement to be provided in Buyer’s or its successors’ or assigns’ respective sole discretion). For the avoidance of doubt, the provisions of section 12.01 of the APA are hereby authorized and expressly incorporated herein by reference.

29.            Assumption and Assignment of Assumed Contracts and Assumed Leases. Under sections 105(a), 363 and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing, the Debtors’ assumption of the Assumed Contracts and Assumed Leases and assignment thereof to Buyer or the relevant Designated Buyers, as applicable, free and clear of all Liens and Excluded Liabilities pursuant to the terms set forth in the APA, as modified by the terms of any amendments or modifications reached directly by Buyer or the relevant Designated Buyers, as applicable, with the respective counterparty, is hereby approved, and the requirements of sections 365(b)(1) and 365(f)(2) (including section 365(b)(3) to the extent applicable) of the Bankruptcy Code with respect thereto are hereby deemed satisfied. Each non-Debtor counterparty to an Assumed Contract or Assumed Lease is hereby forever barred, estopped and permanently enjoined from raising or asserting against the Debtors, Buyer, or Designated Buyers, or the property of any of such parties, any assignment fee, default, breach, claim, pecuniary loss, liability, or obligation (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown, liquidated or unliquidated senior or subordinate) arising under or out of, in connection with, or in any way related to the Assumed Contracts and Assumed Leases existing as of the Closing Date or arising by reason of the assumption, assignment and/or Closing. Notwithstanding the foregoing, pursuant to the terms of the APA, Buyer or the relevant Designated Buyers, as applicable, shall be liable for all obligations and liabilities arising after the Closing Date under the Assumed Contracts and Assumed Leases, all of which shall constitute Assumed Liabilities, and the Debtors shall not be liable for any such obligations or liabilities.4

30.            The Assumed Contracts and Assumed Leases shall be deemed to be valid and binding and in full force and effect and enforceable in accordance with their terms. Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, Buyer or the relevant Designated Buyers, as applicable, shall be fully and irrevocably vested with all right, title and interest of the Debtors under the Assumed Contracts and Assumed Leases. The assignment of each of the Assumed Contracts and Assumed Leases are deemed to be made in good faith under, and are entitled to the protections of, section 363(m) of the Bankruptcy Code.

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[4]	Nothing in this Order shall be deemed to alter any rights that Buyer or the Debtors may have by and against each other pursuant to the terms of the APA.

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31.            Adequate Assurance. Buyer or the relevant Designated Buyers, as applicable, have provided adequate assurance of their future performance under the relevant Assumed Contracts and Assumed Leases within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code (including section 365(b)(3) to the extent applicable). All other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to Buyer or the relevant Designated Buyers, as applicable, of the Assumed Contracts and Assumed Leases have been satisfied.

32.            Anti-Assignment Provisions Unenforceable. No sections or provisions of the Assumed Contracts and Assumed Leases that purport to (a) prohibit, restrict, or condition Debtors' assignment of the Assumed Contracts and Assumed Leases, including, but not limited to, the conditioning of such assignment on the consent of the non-Debtor counterparty to such Assumed Contracts and Assumed Leases; (b) authorize the termination, cancellation, or modification of the Assumed Contracts and Assumed Leases based on the filing of a bankruptcy case, the financial condition of the Debtors or similar circumstances; (c) declare a breach or default as a result of a change in control in respect of the Debtors; or (d) provide for additional payments, penalties, conditions, renewals, extensions, charges, other financial accommodations in favor of the non-Debtor third party to the Assumed Contracts and Assumed Leases, or modification of any term or condition upon the assignment of an Assumed Contract or Assumed Lease or the occurrence of the conditions set forth in subsection (b) above, shall have any force and effect, and such provisions constitute unenforceable anti-assignment provisions under 11 U.S.C. § 365(f) and/or are otherwise unenforceable under 11 U.S.C. § 365(e). The entry of this Order constitutes the consent of the non-Debtor parties to the Assumed Contracts and Assumed Leases to the assumption and assignment of such agreements without the necessity of obtaining such party’s consent, written or otherwise, to such assumption or assignment. All Assumed Contracts and Assumed Leases shall remain in full force and effect, without existing default(s), subject only to payment of the applicable Cure Cost set forth on Exhibit B attached hereto, if any, in accordance with the APA.

33.            No Fees for Assumption and Assignment. There shall be no rent accelerations, assignment fees, increases or any other fees charged to Buyer, Designated Buyers, their successors or assigns, or the Debtors as a result of the assumption and assignment of the Assumed Contracts and Assumed Leases.

34.            Cure Costs. Payment of the Cure Costs set forth on Exhibit B (or such other amount or such other terms as may be agreed to by the Debtors and the non-Debtor counterparty to the applicable Assumed Contract or Assumed Lease) in accordance with the APA is hereby authorized. All defaults or other obligations shall be deemed cured and shall no longer exist by the payment or other satisfaction by the Debtors of the Cure Costs set forth in Exhibit B against which no timely objections have been properly filed and served in accordance with the Assumption Procedures (or such other amount or such other terms as may be agreed to by the Debtors and the non-Debtor counterparty to the applicable Assumed Contract or Assumed Lease or otherwise ordered by the Court). Except for the Cure Costs set forth on Exhibit B against which no timely objections have been properly filed and served in accordance with the Assumption Procedures (or such other amount as may be agreed to by the Debtors and the non-Debtor counterparty to the applicable Assumed Contract or Assumed Lease or otherwise ordered by the Court), there are no defaults existing under the Assumed Contracts or Assumed Leases, nor shall there exist any event or condition which, with the passage of time or giving of notice, or both, would constitute such a default.

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35.            Notice of Assumption and Assignment. In accordance with the Assumption Procedures, the Debtors have served on all of the non-Debtor counterparties to the Assumed Contracts and Assumed Leases, identified on the schedule the Debtors have filed with the Bankruptcy Court, the Assumption and Assignment Notice that included (i) the title of the Assumed Contract or Assumed Lease, (ii) the name and address of the counterparty to the Assumed Contract or Assumed Lease, (iii) any applicable Cure Costs, (iv) the identity of the Assignee, (v) the proposed effective date as of the assignment, (vi) a statement as to Buyer’s ability to perform the applicable Debtors’ obligations under such contract(s) and/or lease(s), and (vii) the deadline by which any such Assumed Contract or Assumed Lease counterparty must file an objection to the proposed assumption and assignment. No other or further notice is required.

36.            Any non-Debtor counterparty to an Assumed Contract or Assumed Lease designated to be assumed and assigned to Buyer or the relevant Designated Buyers, as applicable, who has not timely filed and served an Objection in accordance with the Assumption Procedures shall be barred from objecting, or asserting monetary or non-monetary defaults, with respect to any such Assumed Contract or Assumed Lease, and such Assumed Contract or Assumed Lease shall be deemed assumed by the Debtors and assigned to Buyer or the relevant Designated Buyers, as applicable, on the Closing Date pursuant to this Order.

37.            Additional Contracts. To the extent Buyer seeks to include additional contracts or leases on the schedule of Assumed Contracts and Assumed Leases (the “Additional Contracts”), the Debtors shall promptly file with the Bankruptcy Court and serve on each non-Debtor counterparty to such Additional Contracts an Assumption and Assignment Notice in accordance with the Assumption Procedures. The counterparty shall have until noon Eastern Time on the date that is seven (7) days from the service of such Assumption and Assignment Notice to file and serve any objection to the assumption and assignment of the Additional Contract and proposed Cure Cost, if any, in accordance with the Assumption Procedures. If no objection is timely filed and served in accordance with the Assumption Procedures, such Additional Contract shall be deemed an Assumed Contract or Assumed Lease, the payment of the proposed Cure Cost (or such other amount or terms may be agreed between the Debtors, Buyer or Designated Buyer, as applicable, and the non-Debtor counterparty), if any, shall be authorized, and the assumption by the Debtors and assignment to Buyer or the relevant Designated Buyers, as applicable of such Assumed Contract or Assumed Lease shall be hereby approved pursuant to this Order.

38.            Notwithstanding anything to the contrary herein or in the Strategic Transaction Bidding Procedures, no executory contract or unexpired lease shall be considered an Assumed Contract or Assumed Lease under this Order unless and until such executory contract or unexpired lease shall have been assumed and assigned by the Debtors in accordance with the Assumption Procedures, provided, however, that the Assumption Procedures are hereby modified to provide that a non-Debtor counterparty who receives an Assumption and Assignment Notice shall have until noon Eastern Time on the date that is seven (7) days from the service of such Assumption and Assignment Notice to file and serve an objection to the assumption, assignment and/or proposed Cure Cost, if any, which shall be otherwise in accordance with the Assumption Procedures.

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39.            Any timely objection to the assumption and assignment of any Assumed Contract or Assumed Lease (including any Additional Contract) and/or proposed Cure Cost related thereto that is filed and served in accordance with the Assumption Procedures that has not been resolved, withdrawn or overruled on or prior to the Closing Date may be heard at a later date as set by the Bankruptcy Court after the Closing of the Sale. Subject to the proviso, the Debtors may, in their sole discretion, settle objections to proposed Cure Costs without any further notice to or action by any party or order of the Court (including by paying any agreed Cure Cost); provided that notice to and consent of Buyer shall be required to the extent Buyer is liable for such Cure Cost pursuant to the APA as modified by this Order.

40.            Direction to Assumed Contract and Assumed Lease Counterparties. All non-Debtor counterparties to the Assumed Contracts and Assumed Leases shall cooperate and expeditiously execute and deliver, upon the reasonable requests of Buyer or the relevant Designated Buyers, as applicable, and shall not charge the Debtors, Buyer or the relevant Designated Buyers, as applicable, for, any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the Transactions.

41.            Nothing in this Order, the Motion, an Assumption and Assignment Notice, or any notice or any other document is or shall be deemed an admission by the Debtors that any contract is an executory contract or must be assumed and assigned pursuant to the APA or in order to consummate the Sale or the other Transactions.

42.            Designated Buyer. Buyer is hereby authorized, in its discretion, in connection with consummation of the Transactions and pursuant to Section 2.15 of the APA, to allocate the Purchased Assets, Assumed Liabilities, Assumed Contracts, and Assumed Leases among its Affiliates, Subsidiaries, designees, assignees, and/or successors in a manner as it, in its discretion, deems appropriate and such Person shall be entitled to all of the rights, benefits, privileges, and protections of Buyer as are accorded to Buyer under this Order, and the Debtors shall, to the extent set forth in the APA and the Transactions, cooperate with and take all actions reasonably requested by Buyer to effectuate any of the foregoing. In the event that Buyer designates any Designated Buyer to acquire any Purchased Assets, including, without limitation, any Assumed Contracts or Assumed Leases, then any reference to the “Buyer” in this Order shall be deemed to be a reference to “the Buyer and/or such applicable Designated Buyer,” unless the context requires otherwise. Upon the transfer of any Purchased Asset, Assumed Contract, or Assumed Lease to, or the assumption of any Assumed Liability by, a Designated Buyer, such Designated Buyer shall be solely responsible for such Purchased Asset, Assumed Liability, Assigned Contract, or Assumed Lease (including performance thereunder), as applicable, provided, however, that, notwithstanding any such transfer, Buyer shall be jointly and severally liable for the obligations and liabilities of such Designated Buyer to the extent expressly set forth in the APA.

43.            Release and Discharge. Other than the Assumed Liabilities, Buyer, Designated Buyers, and their respective affiliates, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent) shall have no obligations with respect to any liabilities of the Debtors, including, without limitation, the Excluded Liabilities, and, upon consummation of the Transactions, the Debtors and their estates are deemed to release and forever discharge Buyer, each Designated Buyer, and their respective affiliates, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent) from any and all claims, causes of action, obligations, liabilities, demands, losses, costs, and expenses of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, relating to the Transactions, the sale of the Purchased Assets or assignment of the Assumed Contracts and Assumed Leases, except for liabilities and obligations expressly assumed under the APA.

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44.            Kentucky River. The Debtors are hereby authorized to execute agreements and all other documentation reasonably necessary to (a) enter into amended and restated leases with Kentucky River with respect to those leases set forth on Exhibit A to the Kentucky River Omnibus Agreement; (b) enter into an amended Kentucky River Omnibus Agreement with respect to separating those Kentucky River Leases identified as the “Blue Diamond Coal Company Leases and Agreements” and the “Leeco, Inc. Leases and Agreements” on Exhibit A to the Kentucky River Omnibus Agreement (including as amended prior to, or concurrently with the occurrence of, the Closing Date) from the consolidation of the “Bledsoe Coal Leasing Company Leases and Agreements”; and (c) only to the extent a Kentucky River Lease is a Purchased Asset, assume and assign any such Kentucky River Lease identified as the “Blue Diamond Coal Company Leases and Agreements” and the “Leeco, Inc. Leases and Agreements” on Exhibit A to the Kentucky River Omnibus Agreement (in each case, including as amended prior to, or concurrently with the occurrence of, the Closing Date) (the leases described in this clause (c), collectively, the “Kentucky River Purchased Assets”), and, only as of the Closing Date, Kentucky River and its affiliates, as applicable, shall be deemed to have consented to the assumption and assignment of the Kentucky River Purchased Assets. The Second Lien Note shall be in full and final satisfaction of Kentucky River’s Cure Costs (and Kentucky River’s agreement to aggregate its Cure Costs, which amount is a settlement, is solely in connection with the Sale to Buyer or the Relevant Designated Buyers, as applicable, pursuant to this Order and for no other purpose whatsoever) owing under each of the Kentucky River Leases (including the Kentucky River Leases that are not being assumed and assigned in connection with the Sale), the Kentucky River Omnibus Agreement and any other lease or agreement between any of the Debtors, on the one hand, and Kentucky River or any of its affiliates, on the other hand, including as amended prior to, or concurrently with the occurrence of, the Closing Date, by any of the Debtors, Buyer or the relevant Designated Buyers, as applicable; provided, however, that, such Cure Costs shall not include (i) any accrued but unpaid monthly royalties under any Kentucky River Lease that accrue from August 1, 2014 through the date of the assumption and assignment of such Kentucky River Lease (including as amended prior to, or concurrently with the occurrence of, the Closing Date), whether such amount comes due prior to or after the date of the assumption and assignment of such Kentucky River Lease or (ii) any accrued but unpaid taxes for the current tax year that may become due under any Kentucky River Lease (including as amended prior to, or concurrently with the occurrence of, the Closing Date), whether such amount comes due prior to or after the date of the assumption and assignment of such Kentucky River Lease (clauses (i) and (ii), collectively, the “Excluded KRP Amounts”), which the Debtors have estimated with respect to the Kentucky River Leases that are being assumed and assigned in connection with the Sale and shall include in the Apportionment Escrow Amount to be paid on the Closing Date in accordance with the APA. Other than with respect to (i) the Excluded KRP Amounts and (ii) the Debtors’ obligations arising under the “Bledsoe Coal Leasing Company Leases and Agreements” or any amended Kentucky River Omnibus Agreement with respect thereto, in the case of this clause (ii) arising on or after August 1, 2014, upon the occurrence of the Closing, Kentucky River and its affiliates fully and forever release and shall be deemed to have fully and forever released the Debtors and their respective estates and their Representatives, Buyer and any Designated Buyer, as applicable, and their respective affiliates and Representatives, from any and all claims, causes of action, obligations, liabilities, demands, losses, costs and expenses of any kind, character or nature whatsoever, known or unknown, assented or unassented, fixed or contingent in connection with the Kentucky River Leases, the Kentucky River Omnibus Agreement and any other lease or agreement between any of the Debtors, on the one hand, and Kentucky River or any of its affiliates, on the other hand (including as amended prior to, or concurrently with the occurrence of, the Closing Date), and other than with respect to (i) the Excluded KRP Amounts and (ii) the Debtors’ obligations arising under the “Bledsoe Coal Leasing Company Leases and Agreements” or any amended Kentucky River Omnibus Agreement with respect thereto, in the case of this clause (ii) arising on or after August 1, 2014, upon the occurrence of the Closing, Kentucky River and its affiliates shall be forever barred, estopped, and permanently enjoined from raising or asserting against the Debtors, Buyer, or Designated Buyers, as applicable, or the property of any of them, any lien, claim, assignment fee, default, breach, claim, pecuniary loss, liability, or obligation (whether legal or equitable), secured or unsecured, matured or unmatured, contingent or noncontingent, known or unknown, liquidated or unliquidated, senior or subordinate) arising out of, in connection with, or in any way related to the Kentucky River Leases, the Kentucky River Omnibus Agreement or any other lease or agreement between any of the Debtors, on the one hand, and Kentucky River or any of its affiliates, on the other hand (including as amended prior to, or concurrently with the occurrence of, the Closing Date) existing as of the Closing Date. Notwithstanding the foregoing, nothing herein shall be deemed to be a release of any obligations or liabilities of Buyer, Designated Buyers, as applicable, or any of their affiliates, for any past, present, or future leases or other agreements between Kentucky River or its affiliates, on the one hand, and Buyer, Designated Buyers, as applicable, or any of their affiliates, predecessors, successors, or assigns, on the other hand, and Buyer or Designated Buyers, as applicable, shall be liable for all of their respective obligations and liabilities arising under the Second Lien Note, and the immediately preceding sentence shall not apply with respect to any obligations of Buyer or any relevant Designated Buyer under any lease or agreement between Buyer or any relevant Designated Buyer, as applicable, on the one hand, and Kentucky River or any of its affiliates, on the other hand, arising on or after the Closing Date. Solely with respect to the “Bledsoe Coal Leasing Company Leases and Agreements”, this Order shall not disturb Kentucky River’s or any of its affiliates’ rights to assert that this Order does not preclude Kentucky River or any of its affiliates from declaring and enforcing their rights related to any non-monetary default whether known or unknown to the Debtors or Kentucky River or any of its affiliates at the time of the Closing, or disturb the Debtors’ rights to assert that this Order released and/or discharged the Debtors with respect to such non-monetary defaults and enjoined Kentucky River and its affiliates from declaring and enforcing their rights with respect to such non-monetary defaults. Further, nothing in this Order releases, discharges or enjoins the enforcement of any default under the “Bledsoe Coal Leasing Company Leases and Agreements” arising on or after August 1, 2014, and all such rights and obligations are expressly reserved.  The Debtors and Kentucky River and its affiliates shall retain all of their respective rights, objections, and defenses to the extent provided for under the applicable “Bledsoe Coal Leasing Company Leases and Agreements”, with respect to any asserted defaults.

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45.            For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Order, the APA, or any other agreement, Kentucky River’s consent to the assumption and assignment of the Kentucky River Leases contemplated to be assumed and assigned under the APA, and Kentucky River’s acceptance of the Second Lien Note in lieu of cash in satisfaction of its Cure Costs, is solely in connection with the Sale to Buyer or the relevant Designated Buyers, as applicable, and is contingent upon (a) the execution of definitive documents governing the terms and conditions of the Second Lien Note, including an agreed upon intercreditor agreement with respect to Kentucky River’s rights under the Second Lien Note, and the related security documents; (b) the Debtors and Kentucky River entering into an agreed upon amended Kentucky River Omnibus Agreement with respect thereto as described above in paragraph 44 with respect to the Kentucky River Purchased Assets and the “Bledsoe Coal Leasing Company Leases and Agreements”, which Bledsoe leases are not being assumed and assigned to Buyer; (c) Kentucky River retaining any rights, valid, perfected and non-avoidable liens existing immediately prior to the Petition Date and liens provided to Kentucky River under applicable law, in each case, under the “Bledsoe Coal Leasing Company Leases and Agreements” and any rights under the Kentucky River Omnibus Agreement (in each case, as amended prior to, or concurrently with the occurrence of, the Closing Date), in each case, solely with respect to the Debtors’ obligations arising under the “Bledsoe Coal Leasing Company Leases and Agreements” or any amended Kentucky River Omnibus Agreement arising on or after August 1, 2014, and, for the avoidance of doubt, not with respect to any Kentucky River Purchased Assets; (d) Kentucky River not being bound by any material modification, amendment or supplement to the APA that has a material adverse effect upon Kentucky River without Kentucky River’s prior consent; and (e) the occurrence of the Closing Date on or prior to September 30, 2014.

46.            Upon the occurrence of the Closing, except with respect to the “Bledsoe Coal Leasing Company Leases and Agreements” and any amended Kentucky River Omnibus Agreement with respect thereto, the Debtors and each of their respective estates shall be deemed to have fully and forever released Kentucky River and their affiliates and each such parties’ Representatives from any and all claims, causes of action, obligations, liabilities, demands, losses, costs and expenses of any kind, character or nature whatsoever, known or unknown, assented or unassented, fixed or contingent, including, without limitation, causes of action based on avoidance liability under federal or state laws, and such releases shall be binding on any trustees or successors to the Debtors.

47.            Amendments. Subject to the terms of the APA, the APA and any related agreements may be waived, modified, amended, or supplemented by agreement of the Sellers and Buyer, without further action or order of the Bankruptcy Court, with the consent of the Required Lenders (as defined in the DIP Credit Agreement) if any DIP Obligations (as defined in the DIP Order) are outstanding (other than any Contingent Obligations (as defined in the DIP Credit Agreement) not yet due at the time of such payment); provided, however, that any such waiver, modification, amendment, or supplement does not have a materially adverse effect on the Debtors and their estates and notice of such waiver, modification, amendment, or supplement is provided to the UCC. The Sellers and Buyer are expressly authorized, without further order of the Bankruptcy Court, with the consent of the Required Lenders and in consultation with the UCC, to execute amendments to the APA to provide for the Closing to occur on a Closing Date to be determined. Any material modification, amendment, or supplement to the APA that has a materially adverse effect on the Debtors and their estates must be approved by Order of the Bankruptcy Court following a motion on notice to all interested parties. Any material modification, amendment, or supplement to the APA that has a materially adverse effect on Kentucky River must be either (i) approved by Kentucky River or (ii) approved by Order of the Bankruptcy Court following a motion on notice to all interested parties.

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48.            Failure to Specify Provisions. The failure specifically to include any particular provisions of the APA or any related agreements in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court, the Debtors and Buyer that the APA and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Order. Likewise, all of the provisions of this Order are nonseverable and mutually dependent.

49.            Failure to Enforce Assumed Contracts or Assumed Leases. The failure of the Debtors, Buyer, or any Designated Buyer to enforce at any time one or more terms or conditions of any Assumed Contract or Assumed Lease shall not constitute a waiver of any such terms or conditions, or of the Debtors’, Buyer’s, or Designated Buyer’s rights to enforce every term and condition of the Assumed Contracts and Assumed Leases.

50.            Except as expressly provided in this Order or the APA, nothing in this Order shall be deemed to waive, release, extinguish or estop the Debtors, their estates or their creditors from asserting or otherwise impair or diminish any right (including any right of recoupment), claim, cause of action, defense, offset or counterclaim in respect of any Excluded Asset.

51.            Revised Budget. As of August 25, 2014, the aggregate outstanding principal amount of the DIP Obligations is approximately $71,547,953.01, plus all default interest, premiums, fees, expenses and costs. After the Closing Date, the Debtors shall operate in accordance with a budget determined by the Debtors’ chief restructuring officer in consultation with the UCC, and in form and substance satisfactory to the DIP Agent (the “Revised Budget”). For all purposes under the DIP Credit Agreement, the DIP Order and the other DIP Documents (as defined in the DIP Credit Agreement), the Revised Budget shall replace the DIP Budget (as defined in the DIP Credit Agreement ). The Debtors are authorized to utilize Cash Collateral (as defined in the DIP Order) of the DIP Lenders solely to make the payments set forth in the Revised Budget. The Revised Budget may be amended from time to time in consultation with the UCC and with the consent of the DIP Agent, acting on behalf of the Supermajority Lenders (as defined in the DIP Credit Agreement).

52.            Upon the Closing Date, the Debtors are authorized and directed to immediately distribute the net cash proceeds of the Sale and all other cash beneficially owned by the Debtors as of the Closing Date or thereafter received from the sale or other monetization of the Debtors’ assets or otherwise in these Chapter 11 Cases (including Avoidance Proceeds (as defined in the DIP Order)) the following:

a.	In accordance with the Revised Budget:

i.	pay amounts, or reserve an estimate of amounts, necessary to be paid to close the Sale and certain other sales of assets of the Debtors;

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ii.	pay amounts, or reserve an estimate of amounts, necessary to pay accrued and unpaid payroll, accrued and unpaid health insurance, accrued and unpaid vacation pay (to the extent required to be paid by law) and $250,000 for non-management severance benefits; provided, however, that, if the Debtors are required by law to pay any accrued and unpaid payroll, accrued and unpaid health insurance, and/or accrued and unpaid vacation pay, the Debtors may pay any such amount at such time notwithstanding that such amount is not provided for in the Revised Budget; provided, further that the Debtors shall provide notice of any such payments to the DIP Agent and the UCC;

iii.	pay amounts, or reserve an estimate of amounts (the “Carve Out Reserve”), necessary to satisfy the Carve Out (as defined in the DIP Order) as provided in the DIP Order (which, for the avoidance of doubt shall not include any financial advisor success fees or investment banking fees until the outstanding DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment) have been paid in full in cash) and the Buyer First Lien Loans (as defined in the Intercreditor Agreement (as defined herein)) have either been repaid in full in cash or offered to be purchased by the Debtors; provided, however, that, to the extent the Carve-Out Reserve is insufficient to pay any fee required to be paid pursuant to 28 U.S.C. § 1930 or 31 U.S.C. § 3717, the Debtors may pay any such fee at such time notwithstanding that such amount is not provided for in the Revised Budget; and

iv.	pay amounts, or reserve a reasonable amount, to fund the wind down of the Debtors’ estates.

b.	Following the foregoing payments and/or reserves:

i.	first, pay to the DIP Agent, for the benefit of the DIP Lenders (as defined in the DIP Order), any remaining cash (excluding Avoidance Proceeds (as defined in the DIP Order)) for application as a mandatory prepayment to reduce the DIP Obligations (as defined in the DIP Order), including interest incurred at the default rate pursuant to section 4.01(b) of the DIP Credit Agreement (as of the Closing Date (as defined in the DIP Credit Agreement)), until the DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment) have been paid in full in cash; and

ii.	second, if at any time the Debtors have any cash available to apply to this clause (ii) in excess of $250,000 (excluding Avoidance Proceeds (as defined in the DIP Order)) (the aggregate amount of all such cash available to the Debtors, “Excess Cash”) at a time when any Buyer First Lien Loans are outstanding (such event, a “Purchase Offer Trigger”), the Debtors shall offer to purchase, at par, such Buyer First Lien Loans in accordance with the provisions of the Intercreditor Agreement (as defined in the First Lien Credit Agreement) with all Excess Cash. If any Lender (as defined in the First Lien Credit Agreement) rejects any such offer of purchase as set forth in the Intercreditor Agreement, the Debtors shall be entitled to retain such Excess Cash in a corresponding amount.

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53.            None of the Debtors’ Representatives shall have any liability to any party on account of any unpaid administrative expenses of or claims against the Debtors.

54.            Upon payment in full in cash of all DIP Obligations (other than any Contingent Obligations not yet due at the time of such payment) and either (i) payment in full in cash of all Obligations (as defined in the First Lien Credit Agreement) owed to the DIP Lenders (other than any Contingent Obligations (as defined in the First Lien Credit Agreement) not yet due at the time of such payment) or (ii) the satisfaction of the Debtors’ obligations to offer to purchase, at par, the then outstanding Buyer First Lien Loans, and the applicable DIP Lenders’ declining of such offer in accordance with the Intercreditor Agreement, the DIP Agent and each of the DIP Lenders, and each such entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and their current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Debtors and their predecessors, successors and assigns, subsidiaries, affiliates, and their current and former officers, directors, shareholders, members, partners, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, from any and all claims (as defined in section 101(5) of the Bankruptcy Code), equity interests, obligations, debts, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including those causes of action based on avoidance liability under federal or state laws, veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the DIP Order, the DIP Facility, the DIP Loans, the DIP Credit Agreement, the Financing, the DIP Obligations, the DIP Liens, the DIP Documents (as each such term is defined in the DIP Order), the Sale, the APA, the Transactions, the Debt Financing, the Transaction Debt Financing, and, in each case, related agreements, instruments or other documents; provided, however, that the foregoing shall not apply to any action by the DIP Agent or the DIP Lenders to enforce their rights under the DIP Credit Agreement relating to Contingent Obligations, and the Debtors shall retain all defenses related to any such action.

55.            As of the Closing Date, all agreements of any kind whatsoever, including the Kentucky River Omnibus Agreement, and all Orders of this Court entered prior to the date hereof, including the DIP Order, shall be deemed amended or otherwise modified to the extent required to permit consummation of the Sale and the Transactions.

56.            Utilities. Any utility (as that term is used in section 366 of the Bankruptcy Code) that received an Adequate Assurance Deposit (as defined in the Order (i) Prohibiting Utilities from Altering, Refusing or Discontinuing Service, (ii) Deeming Utility Companies Adequately Assured of Future Performance and (iii) Establishing Procedures for Determining Requests for Additional Adequate Assurance, dated April 11, 2014 [Docket No. 93]) from any of the Debtors with respect to the Mining Complexes shall return such Adequate Assurance Deposit to the Debtors within ten days after Closing.

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57.            Binding Order. This Order and the APA shall be binding upon and govern the acts of all persons and entities, including, without limitation, the Debtors, the Sellers, Buyer, Designated Buyers, and their respective successors and permitted assigns, including, without limitation, any chapter 11 trustee hereinafter appointed for the Debtors' estates or any trustee appointed in a chapter 7 case if this case is converted from chapter 11, all creditors of any Debtor (whether known or unknown), all non-Debtor parties to any Assumed Contracts and Assumed Leases, filing agents, filing officers, title agents, recording agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file, register, or otherwise record or release any documents or instruments or who may be required to report or insure any title in or to the Purchased Assets. The APA and the Transactions shall not be subject to rejection or avoidance under any circumstances. This Order and the APA shall inure to the benefit of the Debtors, their estates, their creditors, Buyer, Designated Buyers, and their respective successors and assigns.

58.            No Stay of Order. The provisions of Bankruptcy Rules 6004 and 6006 staying the effectiveness of this Order for fourteen (14) days are hereby waived, and this Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing. Time is of the essence in closing the Transactions referenced herein, and the Debtors and Buyer intend to close the Transactions as soon as practicable. Any party objecting to this Order must exercise due diligence in filing an appeal, pursuing a stay and obtaining a stay prior to the Closing, or risk its appeal being foreclosed as moot.

59.            Lift of Automatic Stay. The automatic stay pursuant to section 362 of the Bankruptcy Code is hereby lifted with respect to the Debtors to the extent necessary, without further order of the Bankruptcy Court, to allow Buyer or the relevant Designated Buyers, as applicable, to deliver any notice provided for in the APA and allow Buyer or the relevant Designated Buyers, as applicable, to take any and all actions permitted under the APA, including, without limitation, terminating the APA in accordance with the terms and conditions thereof.

60.            Retention of Jurisdiction. The Bankruptcy Court shall retain exclusive jurisdiction to (a) interpret, implement and enforce the terms and provisions of this Order, the Strategic Transaction Bidding Procedures Order, and the APA, including all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith, in all respects, (b) decide any disputes concerning this Order and the APA, or the rights and duties of the parties hereunder or thereunder or any issues relating to the APA and this Order including, but not limited to, the interpretation of the terms, conditions, and provisions hereof and thereof, the status, nature, and extent of the Purchased Assets and any Assumed Contracts and Assumed Leases and all issues and disputes arising in connection with the relief authorized herein, inclusive of those concerning the transfer of the assets free and clear of all Liens and (c) enforce the injunctions set forth herein.

61.            Subsequent Plan Provisions. Nothing contained in any chapter 11 plan confirmed in the Debtors' cases or any order confirming any such plan or any other order in the Debtors’ cases (including any order entered after any conversion of these cases into cases under chapter 7 of the Bankruptcy Code) shall alter, conflict with, or derogate from, the provisions of the APA or this Order and, to the extent of any such conflict, the terms of this Order and the APA shall control.

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62.            Further Assurances. From time to time, as and when requested by the other, the Debtors and Buyer or the relevant Designated Buyers (as applicable), as the case may be, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, such actions as may be necessary to vest, perfect or confirm, or record or otherwise, in Buyer or the relevant Designated Buyers, as applicable, its right, title and interest in and to the Purchased Assets and the Assumed Contracts and Assumed Leases.

63.            Other Provisions. Nothing in this Order (including, but not limited to paragraph 14) or the APA releases, nullifies, precludes, or enjoins the enforcement of any police or regulatory liability (including, but not limited to, for reclamation and mitigation and any associated long-term protection requirements) to a “governmental unit” (as defined in section 101(27) of the Bankruptcy Code) (a) with respect to an Assumed Liability under the APA or (b) that any entity could be subject to as and to the extent it is the owner or operator of property sold or transferred pursuant to this Order after the Closing Date; provided, however, that the foregoing shall not limit, diminish or otherwise alter the Debtors’, Buyer’s or the relevant Designated Buyer’s, as applicable, defenses, claims, causes of action, or other rights under applicable non-bankruptcy law with respect to any liability that may exist to a governmental unit at such owned or operated property.  Nothing in this Order or the APA waives any obligation of the Debtors, Buyer or the relevant Designated Buyers, as applicable, to comply with applicable legal requirements under police or regulatory law governing the transfer or assignment of, or compliance with, any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval. Nothing in this Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order, subject to the Debtors’, Buyer’s and the relevant Designated Buyer’s, as applicable, rights to assert in that forum or before this Court that any such laws are not in fact police or regulatory law or that such enforcement is impermissible under applicable law. To the extent a Permit or License is eliminated as a Purchased Asset pursuant to Section 2.05(d) of the APA, the Debtors shall promptly file a notice identifying such elimination with the Bankruptcy Court and serve such notice on the applicable non-Debtor counterparty to such relevant Permit or License.

64.            To the extent provided by section 525 of the Bankruptcy Code, no Governmental Unit may deny, revoke, suspend, or refuse to renew any permit, license, or similar grant relating to the Purchased Assets on account of the filing or pendency of the Chapter 11 Cases.

65.            Governing Terms. To the extent this Order is inconsistent with any prior order or pleading in these Chapter 11 Cases, or the terms of the APA (including all ancillary documents executed in connection with such agreements), this Order shall govern.

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66.            Notwithstanding anything herein or in the APA to the contrary, the Sellers shall be responsible for, and shall pay, Cure Costs, if any, up to $50,000, in the aggregate, with respect to the Assumed Contracts and the Assumed Leases set forth on Schedule 1 attached hereto, notwithstanding the fact that Buyer has added such Assumed Leases to the list of Assumed Leases in the APA and such Assumed Contracts to the list of Assumed Contracts in the APA, after the Effective Date, pursuant to section 2.05(d) of the APA.  Notwithstanding anything in the APA to the contrary, such Cure Costs payable by the Sellers pursuant to this paragraph 66, which shall not exceed $50,000 in the aggregate, shall in no event be deemed to be Assumed Liabilities pursuant to section 2.03(f) of the APA; provided, however, that Buyer shall pay any Cure Costs with respect to the Assumed Contracts and the Assumed Leases set forth on Schedule 1 attached hereto in excess of $113,628.29, and such Cure Costs shall be deemed to be Assumed Liabilities pursuant to section 2.03(f) of the APA.

67.            Notwithstanding anything to the contrary in this Order, all parties’ rights and defenses are reserved with respect to the respective rights of the Debtors, the Buyer, the Designated Buyers, on the one hand, and Robin Land Company, on the other hand, regarding the effects of the calculation and payment of the Cure Amount for that certain Lease dated as of October 31, 2004 between Ark Land Company, predecessor in interest of Robin Land Company, and Debtor Hampden Coal Company (as amended and extended, the “Robin Land Lease”), on the respective obligations of the parties solely with respect to (a) any circumstance in existence on the Closing Date that has not given rise to a default under the Robin Land Lease (if any), or (b) any amount or obligation on account of any claim arising from or relating to any environmental condition, claim, or obligation (if any), in each case, solely to the extent provided for under the Robin Land Lease, and which, as of the Closing Date, is contingent or unliquidated.  Any dispute regarding any such matter shall be adjudicated by the Bankruptcy Court.

Richmond, Virginia

Dated: ________________, 2014

THE HONORABLE KEVIN R. HUENNEKENS
UNITED STATES BANKRUPTCY JUDGE

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SCHEDULE 1

1.	Private Price List & Contract CSXT 13456 and Amendment 1, between Logan & Kanawha Coal Company, LLC and CSX Transportation, dated July 18, 2014

2.	Conservation Easement and Permit Agreement associated therewith, between James River Coal Company and TEJ Properties, dated October 26, 2012

3.	Surface Lease between Leeco, Inc. and Dr. Jimmy Stewart Caudill, dated April 10, 2013

4.	Consent Agreement among Leeco, Inc. and Morton Combs Trust by Glen C. Combs, Trustee, Glen C. Combs, Marsha A. Combs, Susan C. Hammack and James Hammack, dated November 30, 2012

5.	Agreement among Cheyenne Resources, Inc. and Leeco, Inc. and Deborah Goodson and Gary Goodson, James Bowling, Marsha Kay Hylton and Morris Hylton and Oscar Bowling, successors in interest to David Bowling, Nellie Bowling, Woodrow Bowling, dated July 2, 2008

6.	Override Agreement among Cheyenne Resources, Inc. and Deborah Goodson and Gary Goodson, James Bowling, Marsha Kay Hylton and Morris Hylton, dated July 2, 2008

7.	Mineral Rights Lease between Blue Diamond Coal Company and George Evans Heirs, dated July 17, 1995

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WE ASK FOR THIS:

/s/ Henry P. (Toby) Long, III

Tyler P. Brown (VSB No. 28072)

Henry P. (Toby) Long, III (VSB No. 75134)

Justin F. Paget (VSB No. 77949)

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Local Counsel to the Debtors and Debtors in Possession

-and-

Marshall S. Huebner (admitted pro hac vice)

Brian M. Resnick (admitted pro hac vice)

Michelle M. McGreal (admitted pro hac vice)

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Facsimile: (212) 607-7973

Counsel to the Debtors and Debtors in Possession

CERTIFICATION OF ENDORSEMENT

UNDER LOCAL BANKRUPTCY RULE 9022-1(C)

I hereby certify that the foregoing proposed order has been endorsed by or served upon all necessary parties.

/s/ Henry P. (Toby) Long, III

32